Exhibit No. 10.11

BLACKHAWK CAPITAL GROUP BDC INC.
STOCK OPTION PLAN
INCENTIVE STOCK OPTION AGREEMENT

INCENTIVE STOCK OPTION AGREEMENT dated February 1, 2009, by and between Blackhawk Capital Group BDC Inc., a Delaware corporation having its principal place of business at 14 Wall Street, 11th Floor, New York, New York 10005 (the "Corporation"), and Craig A. Zabala, an individual with an address at 14 Wall Street, 11th Floor, New York, New York 10005 (the "Optionee").

WHEREAS, the Corporation's Board of Directors, in December 2008, and, the Corporation's stockholders on December 15, 2008, adopted the Stock Option Plan (such Stock Option Plan, as the same may be amended from time to time, is herein referred to as the "Plan"), pursuant to which the Corporation is authorized to issue incentive stock options under Section 422 of the Internal Revenue Code (as the same may be amended from time to time, the "Code");

WHEREAS, Optionee is Founder, Chairman, President and Chief Executive Officer of the Corporation, and acting Chief Financial Officer and acting Chief Compliance Officer of the Corporation; and

WHEREAS, the Corporation desires to grant to Optionee an incentive stock option in accordance with the terms of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements set forth herein, it is agreed as follows:

6.         Option Grant and Exercise Period.

(a)
The Corporation hereby grants to the Optionee an incentive stock option under Section 422 of the Code (the "Option") to purchase, pursuant to the terms and conditions of the Plan, and upon the terms and conditions therein and hereinafter set forth, an aggregate of up to 600,000 shares of the Corporation's common stock (the "Option Shares").  The Optionee may purchase such Option Shares no earlier than the dates set forth in subsection 1(b) below (except upon the happening of the events set forth in paragraph 5 hereof), and no later than ten (10) years from the date of this Agreement.

(b)	The Option Shares may be purchased commencing on the date hereof, subject to the terms of section 5 hereof.

7.         Option Exercise Price.   During the Exercise Period, Optionee shall be entitled to purchase the Option Shares at $.40 per share, which is a price (hereinafter called the "Option Price") equal to at least one hundred (100%) percent of the fair market value of the one share of the Corporation’s common stock on the date of this Agreement as determined by the Corporation’s Board of Directors and the Committee.
8.         Method of Exercise of the Option.  The Option hereby granted may be exercised in whole or in part by giving written notice of exercise to the Corporation at its principal office, in substantially the form of the notice annexed hereto as Annex I, specifying the number of shares to be purchased.  The effective date of exercise is the date on which such notice is received by the Corporation, which must be prior to the date of expiration of this Option.  The notice must be accompanied by payment in full for the Option Shares purchased.  Payment shall be made in cash, which may be in the form of a check payable to the Corporation, or made in such other fashion as is permitted by the Committee in accordance with the Plan.  Within thirty (30) days of receipt of such payment, subject to a check having cleared collection, the Corporation shall issue a certificate or certificates evidencing authorized fully-paid and nonassessable shares of common stock of the Corporation in the amount of which payment is so made.  Optionee shall have no rights as a stockholder with respect to the Option Shares until payment of the Option Price and delivery of the Option Shares as herein provided.

9.         Non-transferability of the Option.  This Option shall be personal to Optionee, shall be exercisable during Optionee's lifetime only by him, and may not be assigned or transferred, in whole or in part, except by Optionee's will or in accordance with the applicable laws of descent and distribution, as more particularly described in paragraph 5 below.

10.         Termination of Employment, Death or Disability.  If the Optionee's employment is terminated with cause, then all of the Optionee’s rights existing hereunder shall immediately be null and void, and any options granted shall be forfeited, and the Optionee shall have no further right to purchase any Option Shares.  If the Optionee dies or ceases to be an employee of the Corporation due to a non-cause termination or resignation or retirement after the date of this Agreement, the vested option rights existing on the day the Optionee dies or ceases to be such an employee may be exercised only within a period of three (3) months thereafter, subject to the notice requirements previously stated or prior expiration of the option exercise period, whichever shall occur sooner.  If the Optionee becomes permanently disabled, these option rights may be exercised by the Optionee during a period for twelve (12) months after disability, subject to notice requirements previously stated or prior expiration of the Exercise Period, whichever shall first occur.

11.         Adjustments for Changes in Corporate Structure or Shares. In the event of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any other change in the Corporation’s capital structure or shares of common stock of the Corporation, the aggregate number and kind of shares covered by this Option and the Option Price shall be appropriately increased, decreased or adjusted by the Corporation’s Board of Directors or its successor.

12.         Shareholder Rights not Granted by the Option.  The Optionee is not entitled by virtue hereof, to any rights not specifically set forth in this Plan, or to any rights of a shareholder of the Corporation, or to notice of meetings of shareholders, or to notice of any other proceedings of the Corporation.

13.           Notification to the Corporation Upon Resale.  Should the Optionee wish to sell or otherwise dispose of any shares purchased upon exercise of this Option within two (2) years from the date of the granting of this Option or within one (1) year from the date on which this Option was exercised, the Optionee shall, in addition to any other notice or statement required hereunder, give the Corporation at least thirty (30) days prior written notice of such sale or disposition stating the particulars of such sale or disposition.  The Optionee acknowledges and understands that any such sale or disposition within such time periods may result in certain tax consequences to the Optionee, and Optionee hereby accepts responsibility therefor.

14.           Investment Representation.  The Optionee hereby represents and warrants that all shares purchased upon the exercise of this Option shall be purchased solely for the Optionee’s account for investment only and not with a view to the subsequent distribution or resale thereof in violation of the Securities Act of 1933 (the "Act"), and that such shares will not be sold or otherwise disposed of unless (i) a registration statement under the Act is then in effect with respect thereto, or (ii) the Optionee has provided to the Corporation an opinion of counsel satisfactory to the Corporation to the effect that registration is not required under the Act with respect thereto.  The certificates representing the shares purchased under this Option may contain such legends as counsel for the Corporation shall consider necessary to comply with any applicable law.

15.           Notices.  All notices hereunder to the Corporation shall be delivered or mailed to it addressed to Blackhawk Capital Group BDC Inc., 14 Wall Street, Suite 1100B, New York, New York 10005, Attn: President, and all notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee at the Optionee’s address as noted in this Agreement.  Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to the Optionee, as the case may be.

16.           Plan and Plan Interpretations as Controlling.  The Option hereby granted and the terms and conditions here set forth are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee which administers the Plan shall be binding and conclusive upon the Optionee or his legal representatives with regard to any question arising hereunder or under the Plan.

17.           No Right to Continuing Employment.  Nothing in this Agreement shall be deemed either to confer upon Optionee any right to continued employment by the Corporation or to interfere with any right of the Corporation to terminate the Optionee's employment at any time.

18.           Registration or Qualification of Shares.  If at any time the Corporation's Committee determines in its discretion that the registration or qualification of the shares covered hereby under any state or federal law is necessary or desirable as a condition for the delivery of shares upon the exercise of this Option, the exercise of this Option shall be deferred until such registration or qualification shall have been effected.  In the event the Committee determines that registration or qualification of shares is necessary or desirable, the Corporation shall, at its expense, take such action as may be required to effect such registration or qualification.

19.           Payment of Taxes.  The Optionee shall pay to the Corporation, or make provision satisfactory to the Corporation for payment of, any taxes required by law to be withheld with respect to the exercise of this Option.  The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionee.

20.           Binding Effect; Shareholder Approval Required.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.  This Agreement and the stock option grant contained herein shall not be valid unless the grant is approved by stockholders of the Corporation owning a majority of the shares of Common Stock as required by the Investment Company Act of 1940, as amended.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BLACKHAWK CAPITAL GROUP BDC INC.

By:	/s/ Craig A. Zabala
Name: Craig A. Zabala
Title: President and CEO

OPTIONEE:

By:	/s/ Craig A. Zabala
Craig A. Zabala

INCENTIVE STOCK OPTION EXERCISE FORM

Blackhawk Capital Group BDC Inc.
14 Wall Street
Suite 1100B
New York, New York  10005

Attention:  President

Dear Sir:

Pursuant to the provisions of the Incentive Stock Option Agreement dated February 1, 2009 (the "Option"), which granted to me an incentive stock option to purchase six hundred thousand (600,000) shares of the common stock of Blackhawk Capital Group BDC Inc., I hereby notify you that I elect to exercise my option to purchase _______ of the shares covered by such option at the price specified therein.  Full payment of the purchase price for the shares being purchased hereby is being made as follows:

______ By delivery of the enclosed check payable to the order of Blackhawk Capital Group BDC Inc. in the amount of $___________________.

Very truly yours,

Optionee

Name:
[Print Name]